CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust I of our reports dated February 24, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended December 31, 2019. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Organization and Management of Wholly-Owned Subsidiaries" in such Registration Statement.

/s/PricewaterhouseCoopers LLP Minneapolis, Minnesota

April 24, 2020

Appendix A

Fund Name

Columbia Real Estate Equity Fund